Exhibit 10.5
EXECUTION COPY

TAX MATTERS AGREEMENT
by and among
NEW P, INC.
(to be renamed NORTHROP GRUMMAN CORPORATION),
HUNTINGTON INGALLS INDUSTRIES, INC.
and
NORTHROP GRUMMAN CORPORATION
(to be renamed TITAN II INC.)
Dated as of March 29, 2011

TABLE OF CONTENTS
(Continued)

ii

TAX MATTERS AGREEMENT
     THIS TAX MATTERS AGREEMENT, dated as of March 29, 2011 (this “Agreement”), is made by and among NEW P, INC., a Delaware corporation (“New NGC”), HUNTINGTON INGALLS INDUSTRIES, INC., a Delaware corporation (“HII”), and NORTHROP GRUMMAN CORPORATION, a Delaware corporation (“NGC”). Each of New NGC, HII and NGC is sometimes referred to herein as a “Party”, and, collectively, New NGC, HII and NGC are referred to as the “Parties”.
RECITALS
     A. NGC, acting through itself and its direct and indirect Subsidiaries, currently conducts the Shipbuilding Business and the Retained Business.
     B. The board of directors of NGC has determined that it is appropriate, desirable and in the best interests of NGC and its stockholders to separate NGC into two publicly traded companies: (a) HII, which following the Distribution, will own and conduct, directly and indirectly, the Shipbuilding Business, and (b) New NGC, which, following the Distribution, will own and conduct, directly and indirectly, the Retained Business.
     C. The Parties have entered into the Separation and Distribution Agreement, dated as of March 24, 2011 (the “Separation and Distribution Agreement”), pursuant to which they will undertake the Holding Company Reorganization, the Internal Reorganization, and the Distribution (each as defined in the Separation and Distribution Agreement) (collectively, the “Transactions”).
     D. The Parties have entered into the Ancillary Agreements (as defined in the Separation and Distribution Agreement), pursuant to which they will undertake certain other transactions and arrangements relating to the separation of the Shipbuilding Business from the Retained Business.
     E. Prior to the Distribution, NGC will be renamed “Titan II Inc.” and New NGC will be renamed “Northrop Grumman Corporation.”
     F. NGC is the common parent of an affiliated group of corporations that files consolidated U.S. federal Income Tax Returns (the “Current Federal Tax Group”) and consolidated and combined Tax Returns in certain other jurisdictions (each a “Current Non-Federal Tax Group” and, collectively with the Current Federal Tax Group, the “Current Tax Group”), and NGC is the Current Tax Group Agent for the Current Tax Group Members.
     G. Following the Distribution, HII will be the common parent of an affiliated group of corporations that files consolidated U.S. federal Income Tax Returns and consolidated or combined Tax Returns in certain other jurisdictions (the “HII Tax Group”), and HII will be the agent for the HII Tax Group Members.
     H. Following the Distribution, the Current Federal Tax Group and certain Current Non-Federal Tax Groups will remain in existence with all their respective previous Members other than the HII Group Members.

     I. Following the Distribution, (1) New NGC will be the common parent of the Current Tax Group and will be the Current Tax Group Agent with respect to U.S. federal Income Tax matters for Taxable Periods ending December 31, 2011 and thereafter; and (2) New NGC will be the common parent of certain Current Non-Federal Tax Groups and will be the Current Tax Group Agent with respect to certain Tax matters (other than U.S. federal Income Tax matters) for certain Post-Distribution Taxable Periods.
     J. Following the Distribution, and until NGC’s corporate existence terminates (or until the relevant Tax Authority consents to or requires the appointment of a substitute Current Tax Group Agent), (1) NGC will continue to be the Current Tax Group Agent with respect to U.S. federal Income Tax matters for Taxable Periods ending on or prior to December 31, 2010; and (2) NGC will continue to be the Current Tax Group Agent with respect to certain Tax matters (other than U.S. federal Income Tax matters) for certain Pre-Distribution Taxable Periods.
     K. The Parties intend that, for U.S. federal Income Tax purposes, the Transactions shall qualify for Tax-Free Status pursuant to Sections 351, 355, 361, 368(a) and related provisions of the Code, and, in furtherance of such intent NGC has obtained the IRS Ruling and entered into the IRS Closing Agreement.
     L. The Parties wish to provide for the payment of Tax liabilities and entitlement to refunds thereof, to allocate responsibility for, and cooperation in, the filing of Tax Returns, to set forth covenants, undertakings, agreements, representations, warranties, and indemnities relating to the Tax-Free Status of the Transactions, to provide for the exercise of NGC’s functions as Current Tax Group Agent, and to provide for certain other matters relating to Taxes.
AGREEMENT
     In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
     Section 1.1 Definitions.
     For the purposes of this Agreement:
     “Accounting Method” means a method of accounting under Section 446 of the Code.
     “Adjustment Request” means any formal or informal written claim or request made to a Tax Authority by an NGC Group Member, a New NGC Group Member, or an HII Group Member for an adjustment to Taxes, whether such adjustment is positive or negative (by refund, credit, offset, or otherwise), including (i) an amended Tax Return claiming an adjustment to Taxes as reported on the originally filed Tax Return or, if applicable, as previously adjusted or (ii) a self-initiated adjustment or similar claim made, during the course of a Tax Proceeding or otherwise. Such term shall not include an adjustment to Tax initiated by a Tax Authority during a Tax Proceeding.

     “Affiliate” has the meaning set forth in the Separation and Distribution Agreement.
     “Agency Regulations” means Treasury Regulations Section 1.1502-77 and any similar regulation in another Tax jurisdiction.
     “Business Day” has the meaning set forth in the Separation and Distribution Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Current Tax Group Agent” means the sole agent authorized to act in its own name for Members of the Current Tax Group with respect to matters relating to liability for U.S. federal Income Taxes and any other Taxes to which such agency applies.
     “Current Tax Group Federal Consolidated Return” means a U.S. federal Income Tax Return filed or required to be filed by NGC or New NGC as the common parent of the Current Tax Group.
     “Current Tax Group Member” means a member of a Current Tax Group for a relevant Taxable Period (or portion of a Taxable Period).
     “Distribution” has the meaning set forth in the Separation and Distribution Agreement.
     “Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.
     “Employee Matters Agreement” has the meaning set forth in the Separation and Distribution Agreement.
     “Final Determination” means the final resolution of liability for any Tax, for any issue and for any Taxable Period, by or as a result of (i) IRS Form 870-AD (or any successor form) or a comparable form under any state, local or foreign law on the date of acceptance by or on behalf of the relevant Tax Authority, except that a Form 870-AD or comparable form that reserves the right of the taxpayer to file a claim for refund and/or the right of the Tax Authority to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved, (ii) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed or reheard, (iii) a closing agreement or similar agreement entered into with a Tax Authority in connection with an administrative or judicial proceeding, (iv) an allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods of limitations during which such refund or credit may be recovered by the jurisdiction imposing the Tax, (v) any other final resolution, including by reason of the expiration of the applicable period of limitations or the execution of a pre-filing agreement with the applicable Tax Authority, or (vi) the occurrence of any event which the parties agree in writing is a Final Determination.
     “HII Group” means, for any relevant time beginning immediately after the Distribution, HII and each Subsidiary of HII at such time.

     “HII Group Member” means HII, each Person that is a Subsidiary of HII immediately after the Distribution (including NGC), and each Person that becomes a Subsidiary of HII after the Distribution.
     “HII Tax Group Member” means a member of the HII Tax Group for a relevant Taxable Period (or portion of a Taxable Period).
     “HII Tax Return” means a Tax Return filed or required to be filed by an HII Group Member after the Distribution Date (excluding a Tax Return filed or required to be filed by NGC for a Pre-Distribution Taxable Period or a Straddle Taxable Period and, for avoidance of doubt, excluding a New NGC Non-Federal Tax Return and a Current Tax Group Federal Consolidated Return).
     “Holding Company Reorganization” has the meaning set forth in the Separation and Distribution Agreement.
     “Income Tax” means a Tax based upon, measured by, or calculated with respect to (i) net income or profits or net receipts (including, but not limited to, any capital gains, minimum Tax or any Tax on items of Tax preference, but not including sales, use, real or personal property, or transfer or similar Taxes) or (ii) multiple bases (including corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax may be based, by which such Tax may be measured, or with respect to which such Tax may be calculated, is described in clause (i).
     “Income Tax Adjustment” means any change in any Income Tax Item, whether resulting from a Tax Proceeding or an Adjustment Request; provided, however, that a claim for refund resulting from a carryback of a loss, credit or other Tax Attribute in a Post-Distribution Taxable Period to a Pre-Distribution Taxable Period or a Straddle Taxable Period is not an Income Tax Adjustment.
     “Income Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit, or any other item (including the adjusted basis of property) relating to the determination of Income Taxes payable in any Taxable Period.
     “Income Tax Return” means any Tax Return relating to Income Taxes.
     “Independent Firm” means a nationally recognized law firm or accounting firm which, at the relevant time, does not provide, and within the preceding two years has not provided, substantial services to any of the Parties.
     “Information” has the meaning set forth in the Separation and Distribution Agreement.
     “Internal Reorganization” has the meaning set forth in the Separation and Distribution Agreement.
     “IRS” means the U.S. Internal Revenue Service or any successor thereto.

     “IRS Closing Agreement” means the closing agreement, effective February 14, 2011, between NGC (as parent of the Current Federal Tax Group), HII (as the parent of the HII Tax Group) and the IRS, entered into in connection with the Transactions and the IRS Ruling.
     “IRS Ruling” means the U.S. federal income tax private letter ruling, issued October 14, 2010, and the supplement thereto, issued February 14, 2011, by the IRS in connection with the Transactions.
     “Law” has the meaning set forth in the Separation and Distribution Agreement.
     “Member” refers to an NGC Group Member, a Current Tax Group Member, an HII Group Member, an HII Tax Group Member or a New NGC Group Member, as the case may be.
     “New NGC Group” means, for any relevant time beginning immediately after the Distribution, New NGC and each Subsidiary of New NGC at such time.
     “New NGC Group Member” means New NGC, each Person that is a Subsidiary of New NGC immediately after the Distribution, and each Person that becomes a Subsidiary of New NGC after the Distribution.
     “New NGC Non-Federal Tax Return” means a Tax Return (other than a Current Tax Group Federal Consolidated Return) (i) that is filed or required to be filed by a New NGC Group Member after the Distribution Date or (ii) that is filed or required to be filed after the Distribution Date and includes an Income Tax Item or an asset of a New NGC Group Member, or otherwise relates to the Retained Business (which shall include a Tax Return that is required to be filed after the Distribution Date that includes an Income Tax Item or an asset of a New NGC Group Member and an Income Tax Item or an asset of an HII Group Member).
     “NGC Group” means, for any relevant time ending immediately before the Holding Company Reorganization, NGC and each Subsidiary of NGC at such time.
     “NGC Group Member” means NGC and each Subsidiary of NGC at any time before the Holding Company Reorganization.
     “NGC Non-Federal Tax Return” means a Tax Return, other than a Current Tax Group Federal Consolidated Return, required to be filed by an NGC Group Member prior to or on the Distribution Date.
     “NGC Tax Officer” means the officer of NGC with full authority with respect to Tax matters.
     “Opinion” means the opinion of Tax Counsel, dated March 14, 2011, with respect to certain Tax aspects of the Transactions.
     “Person” has the meaning set forth in the Separation and Distribution Agreement.
     “Post-Distribution Taxable Period” means any Taxable Period (or portion thereof) beginning after the Distribution Date.

     “Pre-Distribution Taxable Period” means any Taxable Period (or portion thereof) ending on or before the Distribution Date.
     “Refund” means any refund of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes.
     “Retained Business” has the meaning set forth in the Separation and Distribution Agreement.
     “Retained Liabilities” has the meaning set forth in the Separation and Distribution Agreement.
     “Shared Gain” has the meaning set forth in the Separation and Distribution Agreement.
     “Shared Liability” has the meaning set forth in the Separation and Distribution Agreement.
     “Shipbuilding Business” has the meaning set forth in the Separation and Distribution Agreement.
     “Shipbuilding Liabilities” has the meaning set forth in the Separation and Distribution Agreement.
     “Straddle Taxable Period” means a Taxable Period that begins on or before and ends after the Distribution Date.
     “Subsidiary” has the meaning set forth in the Separation and Distribution Agreement.
     “Tax” means (i) a tax, charge, fee, duty, levy, impost or other similar assessment, imposed by any U.S. federal, state or local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, stock, franchise, payroll, employment, withholding, social security, transfer, value added and other taxes, (ii) interest attributable thereto, (iii) a penalty or addition attributable thereto or to a failure to file a Tax Return or a form, schedule or information properly includible thereon, and (iv) a liability in respect of any item described in clause (i), (ii) or (iii), payable by reason of assumption, transferee or successor liability, operation of Law or several liability pursuant to Treasury Regulations Section 1.1502-6(a).
     “Tax Attribute” means a net operating loss, capital loss, earnings and profits, overall foreign loss, previously taxed income, separate limitation loss, and any other Tax attribute.
     “Tax Authority” means a governmental authority or subdivision, agency, commission or entity thereof or a quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of a Tax (including the IRS).
     “Tax Counsel” means Ivins, Phillips & Barker, Chartered.

     “Tax-Free Status” means the Tax treatment accorded to the Transactions as set forth in the IRS Ruling and the Opinion.
     “Tax Group” means any U.S. federal, state, local or foreign affiliated, consolidated, combined, unitary or similar group or fiscal unity that joins in the filing of a single Tax Return.
     “Tax Materials” means, collectively, (i) the IRS Ruling, (ii) the IRS Closing Agreement, (iii) each submission to the IRS in connection with the IRS Ruling, (iv) the Opinion, (v) the representation letters from NGC, New NGC and HII, addressed to Tax Counsel supporting the Opinion, and (vi) any other materials delivered or deliverable by NGC, New NGC or HII in connection with the issuance of the IRS Ruling, the negotiation, drafting, execution and approval of the IRS Closing Agreement and the rendering of the Opinion.
     “Tax Matters Dispute” means a dispute arising in connection with this Agreement between the Parties, other than a Tax Proceeding (except to the extent provided in Section 5.1) or a Tax Agency Dispute.
     “Tax Proceeding” means any audit, examination, investigation, action, suit, claim, assessment, appeal, Adjustment Request, or other administrative or judicial proceeding relating to Taxes.
     “Tax Return” means (i) a return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) required to be supplied to, or filed with, a Tax Authority in connection with the payment, determination, assessment or collection of a Tax or the administration of a Law relating to a Tax or (ii) an amended Tax Return.
     “Taxable Period” means any period for which a liability for Tax is determined.
     “Transactions Tax” means a Tax imposed on the Holding Company Reorganization, the Internal Reorganization, or the Distribution, or by reason of a failure of the Holding Company Reorganization, the Internal Reorganization, or the Distribution to qualify for Tax-Free Status (including an intercompany transaction triggered by reason of such failure).
     “Treasury Regulations” means the final and temporary (but not proposed) Income Tax regulations promulgated under the Code, as in effect at the relevant time (including any successor regulation or rule of law), and any similar regulation or rule of law promulgated by another relevant jurisdiction.
     “Unqualified Tax Opinion” means a “will” opinion, without substantive qualification, rendered by a nationally recognized law firm, which law firm is reasonably acceptable to New NGC, to the effect that a transaction or event, or a series of transactions and/or events, will not affect the Tax-Free Status of the Transactions.
     Section 1.2 Table of Additional Defined Terms.
     The following terms have the meanings set forth in the Sections referenced below:

Definition	Section
Agreement	Preamble
Carryback Election Request	Section 4.2(b)(i)
Current Federal Tax Group	Recital F
Current Non-Federal Tax Group	Recital F
Current Tax Group	Recital F
HII	Preamble
HII Restricted Action	Section 8.2(c)
HII Tax Group	Recital G
New NGC	Preamble
NGC	Preamble
Parties	Preamble
Party	Preamble
Payee Party	Section 6.3(a)
Payor Party	Section 6.3(a)
Restriction Period	Section 8.2(c)
Separation and Distribution Agreement	Recital C
Tax Arbitrator	Section 11.2(b)
Threshold Amount	Section 6.3(a)
Transactions	Recital C
ARTICLE 2
PREPARATION AND FILING OF TAX RETURNS,
PAYMENT OF TAXES DUE AFTER THE DISTRIBUTION DATE,
AND ADJUSTMENT REQUESTS
     Section 2.1 Current Tax Group Federal Consolidated Returns.
     New NGC shall be responsible for preparing and filing all Current Tax Group Federal Consolidated Returns filed or required to be filed after the Distribution Date and for paying all Taxes shown payable on all such Tax Returns.
     Section 2.2 New NGC Non-Federal Tax Returns.
     New NGC shall be responsible for preparing and filing, or causing the relevant New NGC Group Member to prepare and file, all New NGC Non-Federal Tax Returns and for paying or causing such New NGC Group Member to pay all Taxes shown as payable on all New NGC Non-Federal Tax Returns.
     Section 2.3 HII Tax Returns.
     HII shall be responsible for preparing and filing, or causing the relevant HII Group Member to prepare and file, all HII Tax Returns. HII shall pay or cause such HII Group Member to pay to the appropriate Tax Authority all Taxes shown as payable on all HII Tax Returns.

     Section 2.4 Adjustment Requests.
     (a) New NGC Adjustment Requests. New NGC shall, in its sole discretion, be permitted to make, or to decline to make, an Adjustment Request relating to an NGC Non-Federal Tax Return, a Current Tax Group Federal Consolidated Return or a New NGC Non-Federal Tax Return, subject, in each case, to ARTICLE 5.
     (b) HII Adjustment Requests. HII shall, in its sole discretion, be permitted to make, or to decline to make, an Adjustment Request relating to any HII Tax Return.
     Section 2.5 Procedures.
     (a) In connection with the preparation of any Current Tax Group Federal Consolidated Return pursuant to Section 2.1, any New NGC Non-Federal Tax Return pursuant to Section 2.2, or any Adjustment Request pursuant to Section 2.4, HII shall, at its own cost and expense, provide pro forma Tax Returns or equivalent financial and other data relating to HII and any relevant HII Group Member, to be used in the preparation of such Tax Return or Adjustment Request, in accordance with past practices, procedures, Accounting Methods, elections, and conventions, and shall assist and cooperate with New NGC in any other manner reasonably requested by New NGC.
     (b) To the extent provided in ARTICLE 10, New NGC shall perform the actions described in Section 2.1, Section 2.2, and Section 2.4(a) through NGC, the NGC Tax Officer and persons designated by the NGC Tax Officer, at New NGC’s sole cost and expense.
     (c) In connection with the preparation of any HII Tax Return filed pursuant to Section 2.3, New NGC shall, at its own cost and expense, assist and cooperate with HII in any manner reasonably requested by HII.
     (d) Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses incurred in connection with this ARTICLE 2.
ARTICLE 3
GENERAL INDEMNIFICATION FOR TAXES
     Section 3.1 Indemnification by New NGC.
     New NGC shall be responsible for paying, and shall indemnify and hold each HII Group Member harmless from and against, (a) Taxes shown as payable on, and any increase in Taxes payable with respect to, NGC Non-Federal Tax Returns, Current Tax Group Federal Consolidated Returns, and New NGC Non-Federal Tax Returns, and (b) any other Taxes payable by New NGC Group Members or relating to the Retained Business; provided, however, that New NGC’s obligations pursuant to this Section 3.1 shall be separate from New NGC’s obligations to HII pursuant to Section 6.2, Section 7.5, Section 8.4(b), and Section 10.4; provided further, that New NGC’s obligations pursuant to this Section 3.1 shall not affect HII’s obligations to New NGC pursuant to Section 6.1, Section 7.5, Section 8.4(a), and Section 10.4.

     Section 3.2 Indemnification by HII.
     HII shall be responsible for paying, and shall indemnify and hold each New NGC Group Member harmless from and against, (a) Taxes shown as payable on, and any increase in Taxes payable with respect to, HII Tax Returns and (b) any other Taxes payable by HII Group Members or relating to the Shipbuilding Business for any Post-Distribution Taxable Period; provided, however, that HII’s obligations pursuant to this Section 3.2 shall be separate from HII’s obligations to New NGC pursuant to Section 6.1, Section 7.5, Section 8.4(a), and Section 10.4(a); provided further that HII’s obligations pursuant to this Section 3.2 shall not affect New NGC’s obligations to HII pursuant to Section 6.2, Section 7.5, Section 8.4(b), and Section 10.4.
ARTICLE 4
REFUNDS AND CARRYBACKS
     Section 4.1 Refunds.
     (a) New NGC shall be entitled to any Refund due with respect to an NGC Non-Federal Tax Return, a Current Tax Group Federal Consolidated Return, and a New NGC Non-Federal Tax Return; provided, however, that New NGC’s receipt of a Refund with respect to any such Tax Return shall not affect New NGC’s obligations to HII pursuant to Section 6.2, Section 7.5, or Section 8.4(b) and shall not affect HII’s obligations to New NGC pursuant to Section 6.1, Section 7.5, or Section 8.4(a). If a Refund due with respect to an NGC Non-Federal Tax Return, a Current Tax Group Federal Consolidated Return, or a New NGC Non-Federal Tax Return is paid to an HII Group Member (including NGC) by a Tax Authority, such Member shall remit such Refund to New NGC.
     (b) HII shall be entitled to any Refund due with respect to an HII Tax Return; provided, however, that HII’s receipt of a Refund with respect to any such Tax Return shall not affect HII’s obligations to New NGC pursuant to Section 6.1, Section 7.5, or Section 8.4(a) and shall not affect New NGC’s obligations to HII pursuant to Section 6.2, Section 7.5, or Section 8.4(b). Except as provided in Section 4.2(b), if a Refund due with respect to an HII Tax Return is paid to a New NGC Group Member by a Tax Authority, such Member shall remit such Refund to HII.
     (c) To the extent provided in ARTICLE 10, New NGC shall perform the actions described in this ARTICLE 4 through NGC, the NGC Tax Officer and persons designated by the NGC Tax Officer, at New NGC’s sole cost and expense.
     Section 4.2 Carrybacks.
     (a) New NGC Carrybacks.
     (i) If the Current Tax Group or a New NGC Group Member realizes a loss, credit, or other Tax Attribute that may be carried back to a Pre-Distribution Taxable Period or a Straddle Taxable Period (whether by (i) electing to carry back such loss, credit, or other Tax Attribute to a Pre-Distribution Taxable Period or a Straddle Taxable Period, or (ii) not electing to waive the carryback of such loss, credit, or other Tax Attribute to a Pre-Distribution Taxable Period or a Straddle Taxable Period), the Current Tax Group or such

Member may, in its sole discretion, carry back such loss, credit, or other Tax Attribute to such Pre-Distribution Taxable Period or a Straddle Taxable Period. HII shall cooperate with New NGC in seeking any Refund resulting from such carryback, at New NGC’s cost and expense. New NGC shall be entitled to any Refund resulting from a carryback pursuant to this Section 4.2(a)(i). If any such Refund is paid to an HII Group Member (including NGC) by a Tax Authority, such Member shall remit such Refund to New NGC.
     (ii) Notwithstanding Section 4.2(a)(i), if by Law the New NGC Group or a New NGC Group Member may utilize a loss, credit, or other Tax Attribute only by a carryback of such loss, credit, or other Tax Attribute to a Pre-Distribution Taxable Period or a Straddle Taxable Period, HII shall cooperate with New NGC in seeking any Refund resulting from such carryback, at New NGC’s cost and expense. New NGC shall be entitled to any Refund resulting from a carryback pursuant to this Section 4.2(a)(ii).
     (b) HII Carrybacks.
     (i) If the HII Group or an HII Group Member realizes a loss, credit or other Tax Attribute in a Post-Distribution Taxable Period that may be carried back to a Pre-Distribution Taxable Period or a Straddle Taxable Period (whether by (i) electing to carry back such loss, credit, or other Tax Attribute to a Pre-Distribution Taxable Period or a Straddle Taxable Period, or (ii) not electing to waive the carryback of such loss, credit, or other Tax Attribute to a Pre-Distribution Taxable Period or a Straddle Taxable Period), and HII wishes to carry back such loss, credit, or other Tax Attribute to a Pre-Distribution Taxable Period or a Straddle Taxable Period, HII shall notify New NGC in writing of HII’s wish to carry back such loss, credit, or other Tax Attribute (a “Carryback Election Request”). A Carryback Election Request shall include a computation of the amount of such loss, credit, or other Tax Attribute, and a certification by an appropriate officer of HII setting forth HII’s belief (together with supporting analysis) that the Tax treatment of such loss, credit, or other Tax Attribute is more likely than not correct. New NGC shall have sole discretion to deny a Carryback Election Request.
     (ii) New NGC may consent to the carryback of a loss, credit, or other Tax Attribute set forth in the Carryback Election Request upon New NGC’s determination (in its sole discretion) that the Parties have agreed to (A) the procedures for carrying back such loss, credit, or other Tax Attribute (including by making an Adjustment Request, at HII’s cost and expense), (B) the determination of the amount or portion of any Refund resulting from such carryback that shall be paid to HII pursuant to this Section 4.2(b)(ii), and (C) the timing of any payment to be made by New NGC to HII with respect to such carryback and any interest that shall accrue on any late payment. To the extent any Refund subject to this Section 4.2(b)(ii) is later reduced in a Final Determination, the Parties shall use their best efforts to agree to the amount of such Refund that HII shall repay to New NGC, together with any interest, fines, additions to Tax, penalties, or any additional amounts imposed by a Tax Authority relating thereto.
     (iii) Notwithstanding Section 4.2(b)(ii), if by Law the HII Group or an HII Group Member may utilize a loss, credit, or other Tax Attribute only by a carryback of such loss, credit, or other Tax Attribute from a Post-Distribution Taxable Period to a New NGC

Non-Federal Tax Return or an NGC Non-Federal Tax Return for a Pre-Distribution Taxable Period or a Straddle Taxable Period, New NGC shall cooperate with HII in carrying back such loss, credit, or other Tax Attribute (including by filing of an amended Current Tax Group Federal Consolidated Tax Return, NGC Non-Federal Tax Return, or New NGC Non-Federal Tax Return or making an Adjustment Request with respect to any such Tax Return, which shall be at HII’s cost and expense). The Parties shall use their best efforts to agree with respect to the matters set forth in clauses (A), (B) and (C) of Section 4.2(b)(ii). To the extent any Refund subject to this Section 4.2(b)(iii) is later reduced in a Final Determination, the Parties shall use their best efforts to agree to the amount of such Refund that HII shall repay to New NGC, together with any interest, fines, additions to Tax, penalties, or any additional amounts imposed by a Tax Authority relating thereto.
ARTICLE 5
TAX PROCEEDINGS
     Section 5.1 Control of Tax Proceedings.
     (a) Control by New NGC.
     (i) New NGC shall be entitled to control and settle any Tax Proceeding relating to (A) an NGC Non-Federal Tax Return, (B) a Current Tax Group Federal Consolidated Return, or (C) a New NGC Non-Federal Tax Return (including, in each case, any Tax Proceedings relating to a Transactions Tax).
     (ii) New NGC may take any and all actions necessary or incident to the control and settlement of any Tax Proceeding relating to (A) an NGC Non-Federal Tax Return, (B) a Current Tax Group Federal Consolidated Return (subject to the IRS Closing Agreement), or (C) a New NGC Non-Federal Tax Return (including, in each case, any Tax Proceedings relating to a Transactions Tax).
     (iii) To the extent provided in ARTICLE 10, New NGC shall perform any actions under this ARTICLE 5 through NGC, the NGC Tax Officer and persons designated by the NGC Tax Officer.
     (iv) If a settlement of a Tax Proceeding within the control of New NGC pursuant to this ARTICLE 5 (or an action proposed to be taken with respect thereto) reasonably could be expected to give rise to a payment by HII pursuant to Section 6.1, Section 7.5, or Section 8.4(a), or could be expected to give rise to a payment to HII pursuant to Section 6.2, Section 7.5, or Section 8.4(b), then New NGC shall (and, if such Tax Proceeding is subject to ARTICLE 10, shall cause NGC and the NGC Tax Officer to) provide copies of all correspondence and all filings to be submitted to a Tax Authority or judicial authority in connection with such Tax Proceeding for review by HII prior to submission to the Tax Authority or judicial authority; provided, however, that failure by New NGC to provide such correspondence to HII shall not relieve HII of any obligation pursuant to Section 6.1, Section 7.5, or Section 8.4(a), except to the extent HII is actually prejudiced by such failure.

     (v) New NGC shall (and, if such Tax Proceeding is subject to ARTICLE 10, shall cause NGC and the NGC Tax Officer to) provide written notice to HII of any settlement with a Tax Authority that reasonably could be expected to give rise to a payment by HII pursuant to Section 6.1, Section 7.5, or Section 8.4(a), or a payment to HII pursuant to Section 6.2, Section 7.5, or Section 8.4(b). HII shall not have the right to prevent any such settlement but shall have the right to contest the amount of its liability to New NGC pursuant to Section 6.1, Section 7.5, or Section 8.4(a) or the amount of its payment from New NGC pursuant to Section 6.2, Section 7.5, or Section 8.4(b) resulting from such settlement. HII shall provide written notice to New NGC of its intention to contest the amount of its obligation to New NGC pursuant to Section 6.1, Section 7.5, or Section 8.4(a) or the amount of New NGC’s obligation to HII pursuant to Section 6.2, Section 7.5, or Section 8.4(b) prior to the time such settlement is entered into (but in any event HII shall have no less than 10 days from the time it receives notice of such settlement from New NGC to provide notice to New NGC of its intent to contest such settlement). Any contest by HII pursuant to this Section 5.1(a)(v) shall be conducted as a Tax Matters Dispute under the procedures set forth in Section 11.2. If the negotiations required thereby are not successful, the Tax Arbitrator shall determine the amount of a settlement with the relevant Tax Authority that would most accurately reflect the litigation risk of the relevant issue. HII shall be liable to New NGC, or New NGC shall be liable to HII, as the case may be, based solely on the determination of the Tax Arbitrator as if a settlement implementing such determination had actually occurred, without regard to the actual settlement with the Tax Authority. Neither HII nor New NGC shall be required to pay any obligation arising from a contested settlement subject to this Section 5.1(a)(v) until the contest is either decided by the Tax Arbitrator or resolved between the parties; provided, however, that, pursuant to Section 11.1 interest shall accrue with respect to such obligation with the written notice pursuant to this Section 5.1(a)(v) treated as a demand for such payment.
     (b) Control by HII. HII shall be entitled to control, contest, compromise and settle any adjustment proposed, asserted or assessed pursuant to any Tax Proceeding relating to any HII Tax Return.
     Section 5.2 Notices Relating to Tax Proceedings.
     (a) Except as otherwise provided in Section 5.2(b), if any Party becomes aware of the commencement of a Tax Proceeding that may give rise to Taxes for which another Party is responsible pursuant to ARTICLE 3 or which may give rise to a payment obligation under ARTICLE 6, Section 7.5, or Section 8.4, the Party that so becomes aware shall notify such other Party of such Tax Proceeding within 10 days after so becoming aware and thereafter shall promptly provide to such other Party copies of notices and communications relating to such Tax Proceeding.
     (b) If an HII Group Member (including NGC) receives a notice or correspondence relating to a Tax Proceeding subject to Section 5.2(a), such HII Group Member shall promptly provide a copy of such notice or correspondence to the NGC Tax Officer so as to allow New NGC to exercise the control over such Tax Proceedings through NGC and the NGC Tax Officer, as provided in ARTICLE 10.

     (c) A failure by a Party to notify the other Party of the commencement of any such Tax Proceeding or to forward any notice or communication, in either case in a timely manner, shall not relieve the other Party of any obligation it may have pursuant to this Agreement, except to the extent such Party is actually prejudiced by such failure.
     Section 5.3 Statute of Limitations.
     Any extension of the statute of limitations for any Taxes or a Tax Return for any Pre-Distribution Taxable Period or a Straddle Taxable Period may be made only by the Party responsible for the preparation and filing of such Tax Return pursuant to ARTICLE 2.
ARTICLE 6
PAYMENTS BETWEEN HII AND NEW NGC
FOR CERTAIN INCOME TAX ADJUSTMENTS
     Section 6.1 Payments by HII to New NGC.
     (a) General. Except as otherwise provided in Section 7.5 and Section 8.4(a), upon a Final Determination resulting in an Income Tax Adjustment to (i) a Current Tax Group Federal Consolidated Return, (ii) an NGC Non-Federal Tax Return, or (iii) a New NGC Non-Federal Tax Return, in each case for a Pre-Distribution Taxable Period or a Straddle Taxable Period, HII shall pay to New NGC the amount set forth in Section 6.1(b) (subject to the limitations in Section 6.1(c) and Section 6.2(d)).
     (b) Payment by HII to New NGC for Income Tax Adjustments to Current Tax Group Federal Consolidated Returns. In the event of an Income Tax Adjustment relating to an Income Tax Item of an HII Group Member (except NGC) on a Current Tax Group Federal Consolidated Return for a Pre-Distribution Taxable Period, the amount payable by HII to New NGC hereunder shall be 35 percent of any increase, by reason of such Income Tax Adjustment, in (i) the taxable income of such Member for such Pre-Distribution Taxable Period (as determined pursuant to Section 7.1(a)) or Straddle Taxable Period (to the extent attributable to the portion of such Straddle Period ending on or before the Distribution Date as determined pursuant to Section 7.1(b)) over (ii) the taxable income of such Member that was included in the determination of Tax shown as payable (or the Refund shown as due) on such Tax Return, as last filed before the Distribution Date and modified by any subsequent Adjustment Request made before the Distribution Date.
     (c) Limitation on Payment Obligation. An Income Tax Adjustment resulting in an increase in taxable income of an HII Group Member on a Current Tax Group Federal Consolidated Return for a Pre-Distribution Taxable Period or a Straddle Taxable Period shall not result in a payment obligation by HII pursuant to Section 6.1(b), unless such Income Tax Adjustment is of a nature that could result in a correlative reduction in the taxable income of an HII Group Member for a Post-Distribution Taxable Period (as determined pursuant to Section 7.1(a)) or a Straddle Taxable Period (to the extent attributable to the portion of such Straddle Taxable Period beginning on or after the Distribution Date as determined pursuant to Section 7.1(b)). In determining whether such an increase in taxable income of an HII Group Member is of a nature that could result in a reduction in taxable income of an HII Group Member for a Post-

Distribution Period or a Straddle Period (to the extent attributable to the portion of the Straddle Period beginning on or after the Distribution Date as determined pursuant to Section 7.1(b), the actual availability to the HII Group or such Member of any Tax benefit attributable thereto (whether due to losses incurred by the HII Group in a Post-Distribution Taxable Period or a Straddle Period, Income Tax Adjustments relating to non-depreciable, non-amortizable assets, or otherwise) shall not be taken into account. This Section 6.1(c) shall not apply to any payment due under Section 7.5 or Section 8.4.
     (d) Tax Adjustments to NGC Non-Federal Tax Returns and New NGC Non-Federal Tax Returns. Payments relating to adjustments for non-federal Taxes on NGC Non-Federal Tax Returns and New NGC Non-Federal Tax Returns shall be determined solely in accordance with Section 8.7 of the Separation and Distribution Agreement (relating to “Government Contract Matters”).
     Section 6.2 Payments by New NGC to HII.
     (a) General. Except as otherwise provided in Section 7.5 and Section 8.4(b), upon a Final Determination resulting in an Income Tax Adjustment to (i) a Current Tax Group Federal Consolidated Return, (ii) an NGC Non-Federal Tax Return, or (iii) a New NGC Non-Federal Tax Return, in each case for a Pre-Distribution Taxable Period, New NGC shall pay to HII the amount set forth in Section 6.2(b) (subject to the limitations in Section 6.2(c) and Section 6.2(d)).
     (b) Payment by New NGC to HII for Income Tax Adjustments to Current Tax Group Federal Consolidated Returns. In the event of an Income Tax Adjustment relating to an Income Tax Item of an HII Group Member on a Current Tax Group Federal Consolidated Return for a Pre-Distribution Taxable Period or a Straddle Taxable Period, the amount payable by New NGC to HII hereunder shall be 35 percent of any decrease, by reason of such Income Tax Adjustment, in (i) the taxable income of such Member for such Pre-Distribution Taxable Period (as determined pursuant to Section 7.1(a)) or a Straddle Taxable Period (to the extent attributable to the portion of such Straddle Period ending on or before the Distribution Date as determined pursuant to Section 7.1(b)) from (ii) the taxable income of such Member that was included in the determination of Tax shown as payable (or the Refund shown as due) on such Tax Return, as last filed before the Distribution Date and modified by any subsequent Adjustment Request made before the Distribution Date.
     (c) Limitation on Payment Obligations. An Income Tax Adjustment resulting in a decrease in taxable income of an HII Group Member on a Current Tax Group Federal Consolidated Return for a Pre-Distribution Taxable Period or a Straddle Taxable Period shall not result in a payment obligation by New NGC pursuant to Section 6.2(b), unless such Income Tax Adjustment is of a nature that could result in a correlative increase in the taxable income of an HII Group Member for a Post-Distribution Taxable Period (as determined pursuant to Section 7.1(a)) or a Straddle Taxable Period (to the extent attributable to the portion of such Straddle Taxable Period beginning on or after the Distribution Date as determined pursuant to Section 7.1(b). In determining whether such a decrease in taxable income of an HII Group Member is of a nature that could result in an increase in taxable income of an HII Group Member for a Post-Distribution Period or a Straddle Period, the actual incurrence by the HII Group or such Member of any Tax detriment attributable thereto shall not be taken into account. This Section 6.2(c) shall not apply to any payment due under Section 7.5, Section 8.4, or Section 10.4.
     (d) Tax Adjustments to NGC Non-Federal Tax Returns and New NGC Non-Federal Tax Returns. Payments relating to adjustments for non-federal Taxes on NGC Non-Federal Tax Returns and New NGC Non-Federal Tax Returns shall be determined solely in accordance with Section 8.7 of the Separation and Distribution Agreement (relating to “Government Contract Matters”).
     Section 6.3 Threshold Amount.
     (a) HII shall not have an obligation to make a payment under Section 6.1(a), and New NGC shall not have a payment obligation under Section 6.2(a), unless and until the aggregate amount of payments otherwise due by such Party (the “Payor Party”) to the other Party (the “Payee Party”) under Section 6.1(a) and Section 6.2(a) exceeds by more than $5,000,000 (the “Threshold Amount”) the aggregate amount of payments otherwise due by the Payee Party to the Payor Party under Section 6.1(a) and Section 6.2(a).
     (b) If the Threshold Amount is exceeded, the Payor Party shall be liable under Section 6.1(a) and Section 6.2(a) only for a payment or payments in excess of the Threshold Amount.
     (c) If, after a payment becomes due under Section 6.1(a) and Section 6.2(a), a subsequent payment becomes due under Section 6.1(a) and Section 6.2(a) by either the Payor Party or the Payee Party (not taking account the Threshold Amount in Section 6.3(a)), the amount of the subsequent payment due between the Parties shall be adjusted to effectuate the aggregate nature of the Parties’ payment obligations under Section 6.1(a) and Section 6.2(a), including the Threshold Amount in Section 6.3(a).
     (d) Section 6.3(a) shall not apply to any payment due under Section 7.5, Section 8.4, or Section 10.4.
     Section 6.4 Separate Entity Provisions.
     (a) For purposes of computing the taxable income of an HII Group Member in determining the amount payable in Section 6.1 or Section 6.2:
     (i) each HII Group Member shall be treated as a stand-alone corporation that filed a separate Income Tax Return based solely on the Income Tax Items and apportionment factors of such Member (but reflecting elections and Accounting Methods used by the NGC Group for the relevant Current Tax Group Federal Consolidated Return, NGC Non-Federal Tax Return, or New NGC Non-Federal Tax Return);
     (ii) no net operating loss, net capital loss, or other loss carryover or carryback deduction shall be taken into account; and

     (iii) a decrease in an amount of net operating loss or capital loss shall be treated as an increase in taxable income, and an increase in an amount of net operating loss or capital loss shall be treated as a decrease in taxable income.
     (b) This Section 6.4 shall not apply to any payment due under Section 7.5, Section 8.4, or Section 10.4.
     Section 6.5 Acknowledgement.
     New NGC and HII acknowledge and agree that the reason for the methodology for determining payments as set forth in Section 6.1 or Section 6.2 is that the precise computation of actual Tax detriment or Tax benefit resulting from an Income Tax Adjustment or combinations of Income Tax Adjustments to taxable income may be difficult or impossible to determine and that the payments provided for in Section 6.1 or Section 6.2 are in lieu of any payments or indemnities relating to the actual amount of adjustment to Taxes.
ARTICLE 7
ALLOCATION, CHARACTER, AND TREATMENT
OF CERTAIN TAX ITEMS AND TRANSACTIONS
     Section 7.1 Allocation of Certain Tax Items.
     (a) Allocation Between Taxable Periods. If applicable law requires the Taxable Period of any HII Group Member that was a member of the Current Tax Group to end as of the close of the Distribution Date, Income Tax Items shall be included in each Taxable Period in accordance with Treasury Regulations Section 1.1502-76(b)(2)(i) with no election under Treasury Regulations Section 1.1502-76(b)(2)(ii) or (iii).
     (b) Allocation Within a Straddle Taxable Period. If applicable law does not require the Taxable Period of HII and each HII Group Member that was a member of the Current Tax Group to end as of the close of the Distribution Date, then the amount of Income Tax Items attributable to each portion of the Straddle Taxable Period shall be determined by means of a closing of the books and records of such HII Group Member as of the close of the Distribution Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion.
     (c) Extraordinary Transactions. Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, New NGC and HII each shall report any transaction that is outside the ordinary course of the normal day-to-day operations of the Shipbuilding Business that is undertaken, caused, or permitted by any HII Group Member that occurs on the Distribution Date but after the Distribution as occurring on the day after the Distribution Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or foreign Law. New NGC shall not make a ratable allocation election pursuant to Treasury Regulations Section 1.1502-76(b)(2)(ii)(D) or any similar or analogous provision of state, local or foreign Law.

     Section 7.2 Tax Treatment of Payments between the Parties.
     (a) Payments Pursuant to this Agreement. Each of New NGC and HII covenants and agrees that it will, and will cause each of its respective Subsidiaries to, treat the payments described below in the following manner for all Tax purposes:
     (i) A payment by HII to New NGC under Section 6.1, Section 7.5, Section 8.4, or Section 10.4 and a payment by NGC to New NGC under Section 10.3(b) shall be treated as a distribution by HII to New NGC immediately prior to the Distribution.
     (ii) A payment by New NGC to HII under Section 6.2, Section 7.5, Section 8.4, or Section 10.4 and a payment by New NGC to NGC under Section 10.3(a) shall be treated as a contribution by New NGC to HII immediately prior to the Distribution.
     (iii) A payment of interest under Section 11.1 shall be treated as taxable or deductible, as the case may be, in either case except as otherwise required by applicable Law.
     (b) Payments Pursuant to Separation and Distribution Agreement and Ancillary Agreements.
     (i) In General. New NGC and HII each covenants and agrees that it will, and will cause each of its respective Subsidiaries to, treat an indemnity payment pursuant to the Separation and Distribution Agreement (other than payments made with respect to Shared Gains or Shared Liabilities) or any Ancillary Agreement, to the extent attributable to a Pre-Distribution Taxable Period or the portion of such Straddle Period ending on or before the Distribution Date as determined pursuant to Section 7.1(b), as a contribution by New NGC to HII or a distribution by HII to New NGC, as the case may be, immediately prior to the Distribution.
     (ii) Shared Gains and Shared Liabilities. Consistent with Section 9.1, the Parties shall consult and negotiate in determining the tax treatment of Shared Gains and Shared Liabilities, as allocated in the Separation and Distribution Agreement, and of any indemnity payments between the Parties with respect thereto. In such consultations and negotiations, the Parties shall seek to achieve consistency in their respective Tax treatment and reporting of such matters and, to the extent allowed by Law, Tax treatment that is consistent with the economic benefits and burdens of such allocations and indemnities.
     Section 7.3 Tax Treatment of Novations of Shipbuilding Liabilities and Retained Liabilities.
     Each Party covenants and agrees that it will, and will cause each of its respective Subsidiaries to, treat the novation of the Shipbuilding Liabilities and the Retained Liabilities pursuant to Section 2.4 and 2.5 of the Separation and Distribution Agreement, respectively as (a) a distribution by HII to New NGC immediately prior to the Distribution or (b) a contribution by New NGC to HII immediately prior to the Distribution.

     Section 7.4 Accounting Methods.
     (a) No HII Group Member shall take any action with the IRS (whether by making an Adjustment Request, filing a request for a change in Accounting Method, or otherwise) that would adversely affect the application of any Accounting Method for any HII Group Member for any Pre-Distribution Taxable Period, unless such action is required by the IRS in a Final Determination.
     (b) Each HII Group Member shall continue the use of any Accounting Method in effect immediately prior to the Distribution Date for such Member (including the Accounting Methods described in the IRS ruling letter dated February 26, 2010 relating to CVN 78), unless such Member either (i) is required by the IRS to change such Accounting Method in a Post-Distribution Taxable Period, or (ii) requests and receives consent from the IRS to change such Accounting Method in a Post-Distribution Taxable Period.
     (c) Each HII Group Member shall continue the use of any Accounting Method agreed to by NGC or New NGC and the IRS for such HII Group Member as a result of any Final Determination with respect to Current Tax Group Federal Consolidated Returns for a Pre-Distribution Taxable Period or a Straddle Taxable Period, unless such HII Group Member Group receives consent from, or is required by, the IRS to change such Accounting Method in a Post-Distribution Taxable Period; provided, however, that if such consent reasonably would be expected to have material adverse impact on New NGC (including through an increase in Taxes or a reduction of a Tax Attribute, regardless of whether or when such Tax Attribute otherwise would have been used), the HII Tax Group (or such Member) shall not seek such consent.
     (d) Each HII Group Member that was granted permission by IRS to implement a change in Accounting Method prior to the Distribution Date (including changes pursuant to IRS automatic consent procedures) shall comply with all terms of the Accounting Method change consent agreement or the terms imposed by the automatic consent procedure, including (i) the accounting method change request relating to long-term contract accounting methods filed on behalf Northrop Grumman Shipbuilding, Inc. on December 22, 2009 and for which consent was granted by the IRS in a ruling letter dated July 19, 2010, and (ii) the automatic accounting method change, relating to contracts with the Navy pursuant to Section 2203 of the Emergency Supplemental Appropriations Act for Defense, the Global War on Terror, and Hurricane Recovery, 2006, Pub. L. No. 109-234, filed on behalf of Northrop Grumman Shipbuilding, Inc. on January 27, 2010.
     (e) The Parties acknowledge and agree that any “long-term contract” (within the meaning of Section 460(f) of the Code) being performed by any HII Group Member on the Distribution Date is subject to Treasury Regulations Section 1.460-4(k)(3), relating to step-in-the-shoes transactions.
     (f) The Parties acknowledge and agree that any interest any HII Group Member owes to IRS, or is owed by IRS, in a Post-Distribution Taxable Period under the look-back rules of Section 460(b)(2), (i) is payable by, or shall be payable to, respectively, such HII Group Member, and (ii) shall not result in any payment obligation by any Party under ARTICLE 6, notwithstanding the fact that some period of contract performance covered by the look-back calculation occurred during a Pre-Distribution Taxable Period or a Straddle Taxable Period.
     (g) The Parties acknowledge and agree that any adjustment to taxable income of any HII Group Member in a Post-Distribution Taxable Period resulting from an adjustment under Section 481 of the Code relating to an Accounting Method change effective as of a date prior to the Distribution Date shall not result in any payment obligation by any Party under ARTICLE 6, notwithstanding the fact that the adjustment period may have commenced in a Pre-Distribution Taxable Period or Straddle Taxable Period.
     (h) The Parties acknowledge and agree that any adjustment to taxable income of any HII Group Member in a Post-Distribution Taxable Period resulting from an adjustment under Section 481 of the Code relating to an Accounting Method change effective as of a date subsequent to the Distribution Date shall not result in any payment obligation by any Party under ARTICLE 6, notwithstanding the fact that the adjustment may take into account the taxable income reported on an Accounting Method in a Pre-Distribution Taxable Period or a Straddle Taxable Period.
     (i) The Parties acknowledge and agree that any increase in the tax liability of any HII Group Member in a Post-Distribution Taxable Period resulting from the recapture of any tax benefit under Section 708(b) of the American Jobs Creation Act of 2004, Pub. L. No. 108—357 shall not result in any payment obligation by New NGC under Section 6.2, notwithstanding the fact that such recapture may relate to taxable income of qualified naval ship contracts that would have been recognized by such Member during a Pre-Distribution Taxable Period but for the application of Section 708(a) thereof.
     Section 7.5 Indemnification for Taking Contrary Tax Treatment.
     (a) If either New NGC or HII or any of its Subsidiaries fails to comply with any covenant, agreement, or undertaking in this ARTICLE 7, such Party shall indemnify and hold harmless the other Party and each of its Subsidiaries from and against any (i) increase in Taxes resulting from a Final Determination that the treatment of a Income Tax Item differs from the treatment of such Income Tax Item described in this ARTICLE 7 and (ii) legal, accounting, or other fees and expenses incurred in connection with a Tax Proceeding relating to the treatment of such Income Tax Item.
     (b) A Party’s obligation under this ARTICLE 7 to treat a receipt, payment or item of income, gain, loss, deduction or credit in a prescribed manner (including timing) shall be satisfied if such Party files all relevant Tax Returns and Adjustment Requests in a manner consistent with such prescribed treatment.
     (c) For the purposes of this Section 7.5, any increase in Taxes shall be determined in accordance with the methodology set forth in Section 6.1(b) and Section 6.1(d), on the one hand, or Section 6.2(b) and Section 6.2(d), on the other; provided, however, that the limitations under Section 6.1(c), Section 6.2(c), and Section 6.3 shall not apply to the indemnities under this Section 7.5, it being the intention of the parties that any indemnity under this Section 7.5 shall be determined without any minimum amount and without regard to the presence or absence of any possible future Tax benefit or Tax detriment to any member of the HII Group or any member of the New NGC Group.
     (d) Any obligations of a Party pursuant to this Section 7.5 shall be separate from and shall not affect the obligations of any Party to another Party pursuant to Section 6.1, Section 6.2, Section 8.4(b), or Section 10.4.
     Section 7.6 Tax Attributes.
     (a) New NGC shall cooperate with HII, each at its own cost and expense, in determining the allocation of Tax Attributes between the Current Tax Group and the HII Tax Group arising in Pre-Distribution Taxable Periods or Straddle Taxable Periods in accordance with the Code and Treasury Regulations (and any applicable state, local, and foreign Laws). New NGC and HII hereby agree to compute all Taxes for Post-Distribution Taxable Periods and Straddle Taxable Periods consistently with that determination unless otherwise required by a Final Determination.
     (b) To the extent that the amount of any Tax Attribute is later reduced or increased by a Tax Authority, Tax Proceeding, or carrybacks of Tax Attributes from Post-Distribution Taxable Periods of either the Current Tax Group or the HII Group, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 7.6(a).
ARTICLE 8
TAX-FREE STATUS OF THE TRANSACTIONS
     Section 8.1 Covenants, Undertakings, Agreements, Representations, and Warranties.
     (a) HII Covenants, Undertakings, Agreements, Representations, and Warranties.
     (i) HII represents and warrants as follows:
     (A) All the facts presented and representations made in the Tax Materials (singly and in combination), to the extent descriptive of the HII Group, any HII Group Member, or the actions or intentions of any of them, at all times have been, and as of the date of this Agreement are, true, correct, fairly presented and complete in all respects and are not misleading in any respect.
     (B) No HII Group Member is aware of any respect in which any fact presented or representation made in the Tax Materials (singly or in combination) is misleading in any respect or is other than true, correct, fairly presented and complete in all respects.
     (ii) HII covenants, undertakes and agrees as follows:
     (A) Each HII Group Member shall use its best efforts to ensure that the facts presented and representations made in the Tax Materials (singly and in combination) will be true, correct, fairly presented and complete in all respects, and not misleading in any respect, through and including the Distribution Date and thereafter as relevant.
     (B) If an HII Group Member becomes aware that any fact presented or representation made in the Tax Materials (singly or in combination) is, may be, or may become misleading or other than true, correct, fairly presented and complete in all respects, HII shall promptly notify the appropriate management personnel of NGC (before the Distribution Date) or New NGC (after the Distribution Date) of the situation in writing, and shall use its best efforts and fully cooperate in any efforts by NGC and/or New NGC to correct the situation, all at its own expense.
     (C) No HII Group Member will take a position on a Tax Return (including on Schedule UTP or any similar schedule or form) that could be reasonably likely to be inconsistent in any respect with the rulings set forth in the IRS Ruling, the rights and obligations set forth in the IRS Closing Agreement, the conclusions set forth in the Opinion, or the Tax-Free Status of the Transactions.
     (b) New NGC Covenants, Undertakings, Agreements, Representations, and Warranties.
     (i) New NGC represents and warrants as follows:
     (A) It has delivered complete and accurate copies of the Tax Materials to HII.
     (B) All the facts presented and representations made in the Tax Materials (singly and in combination) at all times have been, and are as of the date of this Agreement, true, correct, fairly presented and complete in all respects, and are not misleading in any respect.
     (C) No New NGC Group Member is aware of any respect in which any fact presented or representation made in the Tax Materials (singly or in combination) is misleading in any respect or is other than true, correct, fairly presented and complete in all respects.
     (ii) New NGC covenants, undertakes and agrees as follows:
     (A) Each New NGC Group Member shall use its best efforts to ensure that the facts presented and representations made in the Tax Materials (singly and in combination) will be true, correct, fairly presented and complete in all respects, and will not be misleading in any respect, through and including the Distribution, and thereafter as relevant.
     (B) If a New NGC Group Member becomes aware that any fact presented or representation made in the Tax Materials (singly or in combination) is, may be, or may become misleading in any respect or other than true, correct, fairly presented and complete in all respects, New NGC shall promptly inform the appropriate management personnel of HII of the situation in writing, shall use its best efforts, and shall fully cooperate in any efforts by HII, to correct the situation, all at its own cost and expense.
     (C) No New NGC Group Member will take a position on a Tax Return (including on Schedule UTP or any similar schedule or form) that could be reasonably likely to be inconsistent in any respect with the rulings set forth in the IRS Ruling, the rights and obligations set forth in the IRS Closing Agreement, the conclusions set forth in the Opinion, or the Tax-Free Status of the Transactions.
     (c) No Contrary Knowledge. Each of New NGC and HII represents and warrants that it knows of no fact (after due inquiry) that could be reasonably likely to cause the Tax treatment of the Transactions to be other than the Tax-Free Status of the Transactions.
     (d) No Contrary Plan. Each of New NGC and HII represents and warrants that neither it nor any of its Affiliates has any plan or intent to take any action that could be reasonably likely to be inconsistent with any statement or representation in the Tax Materials.
     Section 8.2 Restrictions Relating to the Distribution.
     (a) General. Neither New NGC nor HII shall take, or permit any New NGC Group Member or HII Group Member to take, any action that could be reasonably likely to be inconsistent with any of the Tax Materials or to jeopardize all or any part of the Tax-Free Status of the Transactions.
     (b) IRS Closing Agreement. Neither New NGC nor HII shall take, or permit any New NGC Group Member or HII Group Member to take, any action that could be reasonably likely to be inconsistent with any provision of the IRS Closing Agreement.
     (c) HII Restricted Actions. HII shall not take, and shall not permit any HII Group Member to take, any action described in paragraphs (i) through (vi) (each a “HII Restricted Action”) prior to the first day following the second anniversary of the Distribution (the “Restriction Period”).
     (i) No Liquidation or Dissolution. HII shall not take, and shall not permit any HII Group Member to take, any action that reasonably could be expected to result in a dissolution or liquidation (including any action that is a liquidation for federal Income Tax purposes, whether or not as part of a reorganization within the meaning of Section 368(a) of the Code) of any HII Group Member, except NGC, or a merger in which any HII Group Member, except NGC, is a party but not the surviving corporation.
     (ii) Continuation of Shipbuilding Business. HII shall not, and shall not permit any HII Group Member to, take any action that could be reasonably likely to be inconsistent with the continuation of the Shipbuilding Business as described in the Tax Materials; provided, however, that the winding down or cessation of the HII Group’s shipbuilding facilities in Avondale, Louisiana shall not be considered inconsistent with the continuation of the Shipbuilding Business.

     (iii) Dispositions of Assets. HII shall not, and shall not permit any HII Group Member to, sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for federal Income Tax purposes as a sale, exchange, transfer or disposition) of assets (including shares of stock of any HII Group Member) in one or more transactions that, in the aggregate, could be reasonably likely to constitute more than 30 percent of the consolidated gross assets of the HII Group. The percentage of the consolidated gross assets of the HII Group sold, transferred or otherwise disposed of shall be based on the fair market value of all relevant assets as of the Distribution Date, or, if fair market value of any asset or group of assets is not readily determinable, based on the net book value of such asset or group of assets under Generally Accepted Accounting Principles, as of such date. The restrictions in this paragraph shall not apply to (A) sales, transfers, or dispositions of assets for cash or cash equivalents in the ordinary course of normal day-to-day operations of the Shipbuilding Business, (B) acquisitions of assets from unrelated Persons in arm’s-length transactions, (C) transfers of assets to Persons that are disregarded as entities separate from the transferors for federal Income Tax purposes, (D) mandatory or optional payments (including pre-payments) of interest or principal with respect to indebtedness of an HII Group Member, (E) redemptions or repurchases of HII stock or rights to acquire stock for cash or cash equivalents within the restrictions set forth in Section 8.2(c)(iv), (F) normal quarterly dividends, or (G) sales of assets in connection with the winding down and cessation of the HII Group’s shipbuilding facilities in Avondale, Louisiana.
     (iv) Redemptions and Other Acquisitions of HII Stock. HII shall not redeem or otherwise acquire (directly or through an Affiliate) any HII stock or rights to acquire stock of HII, except to the extent that such acquisitions (separately and together with any other such acquisitions) are within the limitations described in the IRS Ruling; provided, however, that an acquisition of a right to acquire stock in a transaction subject to Safe Harbor VIII of Treasury Regulations Section 1.355-7(d) shall not constitute an HII Restricted Action.
     (v) Transactions Implicating Section 355(e) of the Code.
     (A) HII shall not enter into a transaction described in Section 8.2(c)(v)(B) (and, to the extent any HII Group Member has the right or authority to prevent any such transaction, shall not permit any such transaction to occur), if in the aggregate such transactions could be reasonably likely to cause or permit one or more Persons (whether or not acting in concert) to acquire, directly or indirectly, a number of shares of HII stock that would, when combined with any other changes in ownership of HII stock, comprise 40 percent or more of either (I) the value of all outstanding shares of stock of HII as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (II) the total combined voting power of all outstanding shares of voting stock of HII as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. For purposes of this Section 8.2(c)(v), a reference to an acquisition of stock and any similar term or variation thereof includes an agreement, understanding or arrangement or substantial negotiations, within the meaning of Treasury

Regulations Section 1.355-7 regarding any such transaction or series of transactions or any similar transaction or series of transactions.
     (B) Subject to Section 8.2(c)(v)(C) and Section 8.2(c)(v)(D), a transaction described in this Section 8.2(c)(v)(B) includes a transaction or part of a series of transactions as a result of which (I) HII or any HII Group Member would merge or consolidate with any other Person (except a merger or consolidation of two HII Group Members), or (II) one or more Persons would (directly or indirectly) acquire, or have the right to acquire, shares of HII stock from HII and/or one or more holders of outstanding shares of HII stock. Such a transaction constitutes an HII Restricted Action regardless of whether it is supported by HII’s board of directors, management or shareholders, is a hostile acquisition, or otherwise.
     (C) For purposes of Section 8.2(c)(v)(B), (I) a recapitalization, amendment to a certificate of incorporation (or other organizational documents), or any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of stock (including through conversion of any stock into another class of stock) shall be treated as an acquisition of stock, and (II) a redemption of stock (directly or, as appropriate, indirectly through Affiliates) shall be treated as an indirect acquisition of stock by the non-redeeming shareholders.
     (D) A transaction described in Section 8.2(c)(v)(B) shall not include (I) an adoption by HII of a shareholder rights or “poison pill” plan (of the type described in Revenue Ruling 90-11), (II) an acquisition of HII stock that satisfies Safe Harbor VII of Treasury Regulations Section 1.355-7(d) or (III) an issuance of stock or a grant of an option to acquire stock by HII that satisfies Safe Harbor VIII or Safe Harbor IX of such regulation.
     (vi) Section 355(a)(1)(B) of the Code. HII shall not take any action or actions and, to the extent any HII Group Member has the right or authority to prevent such action, shall not permit any action (in either case, whether or not inconsistent with any of the Tax Materials), if, in the aggregate, such actions could be reasonably likely to cause or permit one or more Persons (whether or not acting in concert) to dispose, directly or indirectly, of a number of shares of HII stock that, when combined with any other changes in ownership of HII stock pertinent for purposes of Section 355(a)(1)(B) of the Code, could be reasonably likely to comprise 20 percent or more of the value of all of the outstanding shares of stock of HII as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series.
     (d) Permitted Actions. Notwithstanding Section 8.2(c), during the Restriction Period HII may take an HII Restricted Action, if the conditions set forth in Section 8.2(d)(i), Section 8.2(d)(ii), or Section 8.2(d)(iii) are satisfied. For purposes of such provisions, in determining whether a ruling or opinion is satisfactory, New NGC may consider, among other factors, the appropriateness of any underlying assumptions or representations used as a basis for the ruling or opinion and the views of New NGC’s outside tax advisors on the substantive merits of the matters addressed in such ruling or opinion.
     (i) The conditions set forth in this Section 8.2(d)(i) shall be satisfied if HII shall have requested New NGC to obtain a supplemental ruling in accordance with Section 8.3 to the effect that such action or transaction will not affect the Tax-Free Status of the Transactions, and New NGC shall have received such a supplemental ruling in form and substance satisfactory to New NGC.
     (ii) The conditions set forth in this Section 8.2(d)(ii) shall be satisfied if HII shall have provided to New NGC an Unqualified Tax Opinion in form and substance satisfactory to New NGC.
     (iii) Solely with respect to the Restricted Actions described in Section 8.2(c)(i), the conditions of this Section 8.2(d)(iii) shall be satisfied if HII notifies New NGC in writing of the proposed dissolution, liquidation, or merger involving the relevant HII Group Member, and New NGC consents, in writing, to such dissolution, liquidation, or merger, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that this Section 8.2(d)(iii) shall not apply to a dissolution or liquidation of HII or to a merger to which HII is a party.
     (e) Restrictions Relating to NGC. HII shall not, and shall not permit any HII Group Member to, (i) sell, convey, assign or otherwise transfer any shares of capital stock of NGC, (ii) transfer any asset to NGC, or (iii) take any action that could be reasonably likely to cause NGC to engage in any business activity or otherwise to be inconsistent with the liquidation of NGC in the Transactions for federal Income Tax purposes; provided, however, that nothing in this Section 8.2(e) shall prevent HII or NGC from taking any action pursuant to ARTICLE 10 of this Agreement or from approving the amendment to NGC’s Certificate of Incorporation as contemplated by Section 8.2 of the Separation and Distribution Agreement.
     Section 8.3 Procedures Regarding Rulings and Opinions.
     (a) If HII notifies New NGC that it desires to undertake, or to cause an HII Group Member to undertake, an HII Restricted Action, New NGC shall cooperate with HII and use its reasonable best efforts to seek to obtain, as expeditiously as possible, at New NGC’s election, either a supplemental ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting HII to take such Restricted Action. HII shall bear its own costs and expenses and shall reimburse New NGC for all reasonable costs and expenses incurred by the Current Tax Group in attempting to obtain a supplemental ruling or an Unqualified Tax Opinion requested by HII.
     (b) Notwithstanding Section 8.3(a), New NGC shall have no obligation (i) to request a supplemental or other ruling if, upon consultation with appropriate IRS personnel, New NGC reasonably determines that IRS likely would not issue such ruling or (ii) to take any action to obtain a supplemental or other ruling or an Unqualified Tax Opinion with respect to any HII Restricted Action, if New NGC reasonably determines that such HII Restricted Action or the process to attempt to obtain such ruling or opinion reasonably could be expected to have a significant adverse effect on any New NGC Group Member.
     (c) Except in accordance with Section 8.3(a), no HII Group Member shall contact or seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Transactions (including guidance as to the impact of any other transaction on the Transactions).
     (d) New NGC shall have the right to obtain a ruling, determination or other guidance from any Tax Authority (including a supplemental IRS Ruling) or an opinion, including an Unqualified Tax Opinion, in its sole and absolute discretion and at any time. If New NGC decides to obtain such guidance or opinion, HII shall, and shall cause the HII Group Members to, cooperate with New NGC and take any and all actions reasonably requested by New NGC in connection with obtaining such guidance or opinion. Such cooperation shall include the making of any reasonable representation, warranty, undertaking or covenant, or the providing of any materials requested by the Tax Authority or the law firm issuing such opinion; provided, that HII shall not be required to make (or cause an Affiliate to make) any representation, warranty, undertaking or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control. In connection with obtaining a ruling or determination from a Tax Authority, New NGC shall apply for such ruling or determination and shall have sole and exclusive control over the process of obtaining such ruling or determination, including the right to modify or withdraw such request at any time. New NGC and HII each shall bear its own costs and expenses in obtaining a ruling, determination or Tax Opinion requested by New NGC; provided, however, that, if HII incurs reasonable legal or accounting fees in excess of $50,000, with prior consent of New NGC (which shall not be unreasonably withheld, conditioned or delayed), in connection with a request by New NGC for guidance or an opinion subject to this Section 8.1(d), and if such guidance or opinion does not relate to an HII Restricted Action, New NGC shall reimburse HII for such excess amount.
     Section 8.4 Indemnification.
     (a) Indemnification by HII. HII shall indemnify and hold each New NGC Group Member harmless from and against any loss, cost or expense (including Transactions Taxes and legal, accounting and other fees and other expenses incurred in connection with any Tax Proceeding) resulting from (1) a failure by any HII Group Member to comply with any covenant, agreement, undertaking, representation or warranty made by HII in Section 8.1 or Section 8.2; or (2) the taking of any HII Restricted Action during the Restriction Period (whether or not HII shall have received a ruling or Unqualified Tax Opinion pursuant to Section 8.2(d) and Section 8.3).
     (b) Indemnification by New NGC. New NGC shall indemnify and hold each HII Group Member harmless from and against any loss, cost or expense (including Transactions Taxes and legal, accounting and other fees and other expenses incurred in connection with any Tax Proceeding) resulting from a failure by any New NGC Group Member to comply with any covenant, agreement, undertaking, representation or warranty made by New NGC in Section 8.1 or Section 8.2.

     (c) Interaction with ARTICLE 6. Transaction Taxes shall be determined without reference to the methodology or limitations set forth in ARTICLE 6.
     (d) Interaction with Other Indemnities. Any obligations of a Party pursuant to this Section 8.4 shall be separate from and shall not affect the obligations of any Party to another Party pursuant to Section 6.1, Section 6.2, Section 7.5, or Section 10.4.
ARTICLE 9
COOPERATION
     Section 9.1 General Cooperation.
     Each of the Parties shall cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing from another Party, or from a representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, Adjustment Requests, claims for Refund, Tax Proceedings and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting. The Parties shall continue to cooperate with one another with respect to such matters without regard to the time limitation set forth in Section 7.7(d) of the Separation and Distribution Agreement. Except as provided in Section 7.3 of the Separation and Distribution Agreement, each Party shall make its employees, advisors and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters, and the cooperation required by this Section 9.1 shall include the providing of any information reasonably necessary or helpful in connection with such matters and shall include, without limitation, at such Party’s own cost and expense:
     (a) the providing of Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Tax Authorities;
     (b) the execution of documents (including powers of attorney) in connection with any Tax Proceedings of any of the Parties or their respective Subsidiaries, or the filing of Tax Returns or a Refund claims of the Parties or their respective Subsidiaries;
     (c) the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter; and
     (d) the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of the Parties or their Subsidiaries.

     Section 9.2 Retention of Records.
     In addition to complying with their respective obligations as set forth in Article VII of the Separation and Distribution Agreement, (a) each of the Parties shall retain or cause to be retained all Tax Returns, schedules and workpapers, and all material records or other documents relating thereto in their possession, until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the Taxable Periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records or documents; (b) a Party intending to destroy any material records or documents shall provide the other Parties with reasonable advance notice and the opportunity to copy or take possession of such records and documents; and (c) each of the Parties shall notify the other Parties in writing of any waivers or extensions of the applicable statute of limitations that may affect the Taxable Period for which the foregoing records or other documents must be retained.
     Section 9.3 Confidentiality.
     Section 7.8 and Section 7.9 of the Separation and Distribution Agreement shall apply to all Information provided by the Parties to one another pursuant to this Agreement. Provided, however, that, if a Party receiving such Information reasonably determines that any such Information will be helpful in the resolution of a Tax Proceeding if disclosed to a Tax Authority, then, upon request of such Party, the Party providing such Information shall promptly permit such disclosure unless such Party reasonably determines that such disclosure is likely to have a significant adverse effect on such Party or any of its Affiliates.
ARTICLE 10
NGC AS CURRENT TAX GROUP AGENT
     Section 10.1 Purpose.
     The purpose of this ARTICLE 10 is to ensure that matters relating to the Current Tax Group’s U.S. federal Income Taxes and other Taxes for Pre-Distribution Taxable Periods with respect to which NGC is, and after the Distribution will remain, the Current Tax Group Agent are managed and administered, and Tax Proceedings with respect to such Tax matters are conducted, in an efficient and orderly manner and in the interest of the New NGC Group, notwithstanding the fact that NGC will be a Subsidiary of HII after the Distribution but will continue to be the Current Tax Group Agent for the Current Tax Group’s U.S. federal Income Taxes and certain other Taxes for Pre-Distribution Taxable Periods. It is the Parties’ intent that no Party shall obtain any advantage or sustain any disadvantage vis-à-vis any other Party as a result of NGC, instead of a New NGC Group Member, being the Current Tax Group Agent.
     Section 10.2 NGC Tax Officer.
     (a) NGC shall appoint and retain as the NGC Tax Officer the individual designated by New NGC from time to time. It is expected but not required that New NGC shall designate its Vice President — Tax as the NGC Tax Officer. HII shall cause the NGC Tax Officer to be appointed as Vice President — Tax of NGC.

     (b) The NGC Tax Officer shall have sole authority and responsibility to manage, administer, make decisions for and bind NGC with respect to all matters within the scope of NGC’s authority and responsibility as Current Tax Group Agent. Such matters shall include the matters listed in the Agency Regulations as subject to agency and all similar matters, including the following:
     (i) Preparation, signing and filing of Tax Returns for NGC as the Current Tax Group Agent,
     (ii) Making payments to Tax Authorities on behalf of NGC as the Current Tax Group Agent,
     (iii) Conducting Tax Proceedings and agreeing to settlements thereof on behalf of NGC as the Current Tax Group Agent,
     (iv) Obtaining the services of other officers and employees of New NGC Group Members on behalf of NGC as the Current Tax Group Agent, and
     (v) Retaining and granting powers of attorney to professional advisers, representatives, experts and other individuals or professional service firms on behalf of NGC as the Current Tax Group Agent.
     (c) The authority, responsibility and duties of the NGC Tax Officer shall be limited to matters described in Section 10.2(b). The NGC Tax Officer shall have no authority with respect to Tax matters of the HII Tax Group or any member of the HII Group other than NGC. With respect to NGC, the authority, responsibility and duties of the NGC Tax Officer shall be limited to matters relating to Tax Returns and Taxable Periods as to which NGC is the Current Tax Group Agent.
     (d) HII shall, and shall cause the other HII Group Members (including NGC) to, cooperate with the NGC Tax Officer in the performance of his or her responsibilities as described in Section 10.2(b). Upon request of the NGC Tax Officer, the board of directors and the officers of NGC shall promptly take any action and execute any documents as reasonably requested by the NGC Tax Officer for the purpose of conducting or settling a Tax Proceeding within the scope of this ARTICLE 10 (including documents in connection with settlement of a Tax Proceeding, even if HII may demand arbitration under Section 5.1(a)(v) with respect to such settlement).
     (e) The NGC Tax Officer shall act in the interest of the New NGC Group regarding all Tax matters, even if any such action is or may be contrary to the interest of the HII Group or its Members, under this Agreement or otherwise. Each of the HII Group Members hereby waives any conflict of interest that may arise from the activities and responsibilities of the NGC Tax Officer, and HII and NGC each has executed a letter to such effect in the form attached as Exhibit A. Upon request of New NGC, HII shall execute, or cause any HII Group Member (including NGC) to execute, a letter to similar effect in form or substance requested by a Tax Authority.

     (f) New NGC shall employ and be solely responsible for paying the costs and expenses incurred in connection with the employment of the NGC Tax Officer and his or her activities, including cost of compensation paid and benefits accorded to the Tax Officer, liability insurance coverage and all costs associated with the use of services provided by other officers or employees of New NGC and other Current Group Members and by outside advisers, representatives or experts.
     Section 10.3 Payments of Tax and Receipt of Refunds.
     (a) In accordance with Section 2.1 and Section 2.2, New NGC shall pay all Tax liabilities incurred by NGC as Current Tax Group Agent (including any liability for Tax attributable to the activities of NGC during a Pre-Distribution Taxable Period).
     (b) In accordance with Section 4.1(a) and Section 4.2, promptly upon receipt by NGC of a Refund from a Tax Authority relating to a Tax Return for which NGC is the Current Tax Group Agent, NGC shall (and HII shall cause NGC to) remit the full amount of such Refund to New NGC.
     Section 10.4 Indemnification.
     (a) HII shall indemnify and hold harmless all New NGC Group Members from and against any loss, cost or expense (including Taxes and professional fees) resulting from a breach by NGC or any other HII Group Member of an obligation under this ARTICLE 10.
     (b) New NGC shall indemnify and hold harmless all HII Group Members from and against any loss, cost or expense (including Taxes and professional fees) resulting from—
     (i) any breach (including a delay in taking any action) by New NGC or any other New NGC Group Member of an obligation under this ARTICLE 10, and
     (ii) any act or omission (including a delay in taking an action) by the NGC Tax Officer (or by any person acting under direction of the NGC Tax Officer), arising out of or related to this ARTICLE 10; provided, however, that this Section 10.4(b)(ii) shall have no effect on any indemnity or payment obligation under ARTICLE 3, ARTICLE 4, ARTICLE 6, ARTICLE 7, or ARTICLE 8.
     (c) No act or omission (including a delay in taking an action) by the NGC Tax Officer within the scope of his or her authority and responsibility, under Section 10.2, shall result in any indemnity under Section 10.4(b) due to such act or omission being contrary to the interest of the HII Group or its Members, under this Agreement or otherwise.
     (d) Except as otherwise provided in ARTICLE 3, ARTICLE 4, ARTICLE 6, ARTICLE 7, and ARTICLE 8, New NGC shall indemnify and hold harmless all HII Group Members from and against any Taxes for which NGC is or becomes liable with respect to any Pre-Distribution Taxable Period and any Straddle Taxable Period (and from and against any costs or expenses, including professional fees, attributable to the determination of any such liability for Taxes).

     (e) Any indemnity obligation under this ARTICLE 10 shall be separate from and in addition to the indemnities and other payment obligations between the Parties under ARTICLE 3, ARTICLE 4, ARTICLE 6, ARTICLE 7, and ARTICLE 8. None of the limitations or methodologies for computing any such obligations in any of such Articles shall apply to the indemnities under this ARTICLE 10.
     Section 10.5 Designation of Substitute Current Tax Group Agent.
     (a) NGC hereby designates Northrop Grumman Systems Corporation, a Delaware corporation, as successor Current Tax Group Agent in the form attached hereto as Exhibit B of even date herewith. Such designation shall become effective immediately upon the termination of NGC’s corporate existence (or, if sooner, upon the relevant Tax Authority’s consenting to or requiring such designation). Within a reasonable time after the Distribution, the NGC Tax Officer shall execute a designation in a form substantially identical to the form in Exhibit B and shall file such designation with the IRS. If the IRS does not accept such filing at such time, the NGC Tax Officer shall use his or her reasonable best efforts to file such designation at the earliest opportunity. The NGC Tax Officer shall provide HII with a copy of the designation and any related correspondence with the IRS.
     (b) Upon request of New NGC, HII shall cause NGC or any other HII Group Member to execute any additional document or documents to effect or facilitate the designation of a substitute Current Tax Group Agent selected by New NGC prior to the termination of NGC’s corporate existence. The NGC Tax Officer shall be responsible for filing any such document with the IRS in a manner consistent with Section 10.5(a).
     (c) HII agrees to cause the termination of NGC’s corporate existence, within the meaning of Treasury Regulations Section 1.1502-77(e), so as to facilitate the designation pursuant to Section 10.5(a), as soon as such termination can be accomplished with no significant adverse effect with respect to any contract between any HII Group Member and the United States Navy, and so long as the IRS accepts a substitute designee. HII agrees to keep New NGC informed of the status of these matters.
ARTICLE 11
MISCELLANEOUS
     Section 11.1 Timing of Payments; Interest.
     Amounts payable pursuant to this Agreement shall be paid within 30 days of the written demand by the Party entitled to receive such payments. Such demand shall include documentation setting forth the basis for the amount payable. Any payment not made within 30 days of the written demand for such payment shall accrue interest at a rate per annum equal to the rate in effect for underpayments pursuant to Section 6621(a)(2) of the Code (without taking into account increased rates under Section 6621(c)) from such date, compounded annually.
     Section 11.2 Dispute Resolution.
     (a) Negotiations. New NGC and HII each shall endeavor, and shall cause their respective Affiliates to endeavor, to resolve any Tax Matters Dispute in an amicable manner through negotiations in good faith for not less than 21 days involving senior executives of the Parties who have authority resolve the matter.
     (b) Appointment of Tax Arbitrator by the Parties. Upon written notice by New NGC to HII, or by HII to New NGC, after 21-day period provided in Section 11.2(a), such Parties shall jointly select, retain and appoint one individual to resolve the Tax Matters Dispute (the “Tax Arbitrator”). The Tax Arbitrator shall be a nationally-recognized tax attorney and shall be either a current or retired member of an Independent Firm or a former or retired judge or government official. In choosing a Tax Arbitrator, such Parties may consider, among other matters, the professional expertise of each prospective Tax Arbitrator, such individual’s independence from the Parties, the cost of retaining such individual and the availability of such individual to perform the services of Tax Arbitrator on a timely basis. Neither of such Parties will unreasonably withhold or delay giving consent to the appointment of any qualified individual as Tax Arbitrator.
     (c) Appointment of Tax Arbitrator by Individuals Selected by the Parties. If, having determined that the Tax Matters Dispute must be referred to a Tax Arbitrator, the Parties cannot, after 21 days, retain a Tax Arbitrator who is acceptable to the Parties in good faith, then, upon written notice by New NGC to HII, or by HII to New NGC, each such Party shall, within seven days thereafter, designate and retain at its own expense an individual who shall have the qualifications described in Section 11.2(b). Such individuals shall agree upon and appoint as the Tax Arbitrator an individual (not either of such individuals or any member of a firm of which either of such individuals is a member or a retired member) who shall have such qualifications and who shall have agreed to serve as Tax Arbitrator at a cost no greater than the normal and customary charges for tax services imposed by such individual (or the Independent Firm of which he or she is a member or a retied member). Such individuals shall use reasonable best efforts to select the Tax Arbitrator within 14 days of their being selected by the Parties and shall not consult with either of the Parties prior to agreeing upon and appointing the Tax Arbitrator. The appointment of the Tax Arbitrator by such individuals shall be final and binding on the Parties, except if they agree otherwise.
     (d) Appointment of Tax Arbitrator by Tax Section Chair. If, having determined that the Tax Matters Dispute must be referred to a Tax Arbitrator, (i) the Parties cannot appoint a Tax Arbitrator pursuant to Section 11.2(b), and (ii) the individuals selected by the Parties pursuant to Section 11.2(c) are unwilling or unable to agree upon and appoint a Tax Arbitrator in a timely manner, then the Parties shall jointly request that the individual then serving as Chair of the New York State Bar Association Tax Section appoint the Tax Arbitrator. If such individual is unable or unwilling to appoint the Tax Arbitrator, then the Parties shall jointly request that the individual then serving as Chair of the American Bar Association Tax Section appoint the Tax Arbitrator. Each such individual, as the case may be, shall use reasonable best efforts to select the Tax Arbitrator within 14 days and shall not consult with either of the Parties prior to appointing the Tax Arbitrator. The appointment of the Tax Arbitrator by either such individual, as the case may be, shall be final and binding on the Parties, except if they agree otherwise.
     (e) Proceedings Before Tax Arbitrator. The Tax Arbitrator shall decide all points relating to the Tax Matters Dispute. Except to the extent jointly determined by agreement of the Parties, the Tax Arbitrator shall conduct proceedings necessary to reach a decision, as he or she reasonably determines, and may, in his or her reasonable discretion, obtain the services of any individual (including other members or employees of an Independent Firm of which the Tax Arbitrator is a current or retired member) to assist in deciding the Tax Matters Dispute. The Tax Arbitrator shall use his or her best efforts to resolve the dispute as quickly as is reasonably possible, and the Parties shall cooperate in efforts to do so. In the case of a dispute relating to NGC’s role as the Current Tax Group Agent, the powers of the NGC Tax Officer, or otherwise relating to any provision of ARTICLE 10, the Tax Arbitrator shall use his or her best efforts to resolve all matters within 60 days after his or her appointment. All fees and expenses of the Tax Arbitrator shall be shared equally by New NGC and HII.
     (f) Tax Arbitrator’s Written Decision. As soon as practicable after proceedings are complete, the Tax Arbitrator shall furnish a written decision to the Parties. Such decision shall set forth the decision of the Tax Matters Dispute but shall not include any rationale therefor, discussion thereof or citations of legal authority, except to the extent necessary to make the terms of the decision clear to the Parties. The decision of the Tax Arbitrator shall be final and binding on the Parties, and the Parties shall take, or cause to be taken, any action necessary to implement the decision.
     Section 11.3 Survival of Covenants.
     Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution and remain in full force and effect in accordance with their applicable terms, provided, however, that the representations and warranties and all indemnification for Taxes shall survive until 60 days following the expiration of the applicable limitations period (taking into account all extensions thereof), if any, for the Tax that gave rise to the indemnification, provided, further, that, in the event that notice for indemnification has been given within the applicable survival period, such indemnification shall survive until such time as such claim is finally resolved.
     Section 11.4 Termination of Agreements, Arrangements and Policies.
     Except for this Agreement and except as otherwise provided herein, all tax allocation agreements, arrangements or policies in effect between or among NGC Members shall be terminated effective as of the Distribution Date, and thereafter no party (or any of its directors or officers) shall have any liability or further obligation to any other party with respect to any such agreement, arrangement or policy.
     Section 11.5 Severability.
     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced pursuant to any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

     Section 11.6 Entire Agreement.
     Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.
     Section 11.7 Assignment.
     This Agreement shall not be assigned by either New NGC or HII without the prior written consent of the other such Party hereto, except that New NGC and HII each may assign (i) any or all of its rights and obligations pursuant to this Agreement to another New NGC Group Member or HII Group Member, as the case may be, and (ii) any or all of its rights and obligations pursuant to this Agreement in connection with a sale or disposition of any assets or entities or lines of business; provided, however, that no such assignment shall release the assigning Party from any liability or obligation pursuant to this Agreement.
     Section 11.8 No Third-Party Beneficiaries.
     This Agreement is for the sole benefit of the Parties, their respective Subsidiaries and the permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever pursuant to or by reason of this Agreement, provided, however, that the NGC Tax Officer shall be a third-party beneficiary with respect to his or her rights under ARTICLE 10.
     Section 11.9 Specific Performance and Other Equitable Relief.
     In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights pursuant to this Agreement (whether relating to a Tax Matters Dispute subject to arbitration under Section 11.2), in its sole discretion, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by the Parties to this Agreement.
     Section 11.10 Waiver of Jury Trial.
     EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

     Section 11.11 Governing Law.
     This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of New York, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York (other than Section 5-1401 of the New York General Obligations Law).
     Section 11.12 Amendment.
     No provision of this Agreement may be amended or modified except by a written instrument signed by the Parties to this Agreement. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.
     Section 11.13 Rules of Construction.
     Interpretation of this Agreement shall be governed by the following rules of construction: (i) words in the singular shall be held to include the plural and vice versa; (ii) words of one gender shall be held to include the other gender as the context requires; (iii) references to the terms Article, Section, paragraph, or clause, are references to the Articles, Sections, paragraphs, or clauses of this Agreement unless otherwise specified; (iv) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement; (v) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (vi) references to “written” or “in writing” include in electronic form; (vii) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (viii) a reference to any Person includes such Person’s successors and permitted assigns; (ix) a reference to a provision of the Code, Treasury Regulations or any other Law mean the provision, or the successor provision thereto, as in effect for the relevant period or periods; and (x) a reference to a Party’s taking an action shall include the Party’s failure to take an action having the same result as the action referred to.
     Section 11.14 Notices.
     All notices, notifications, requests, and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All such notices, notifications, requests, and other communications shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such communication:

     (a) if to New NGC or to any other New NGC Group Member, before the date New NGC relocates its corporate headquarters, to:
Northrop Grumman Corporation
1840 Century Park East
Los Angeles CA 90067-2199
Attention: Vice President — Tax
Facsimile: (310) 556-4546
with a copy (which shall not constitute notice) to:
Northrop Grumman Corporation
1840 Century Park East
Los Angeles CA 90067-2199
Attention: General Counsel
Facsimile: (310) 556-4910
     (b) if to New NGC or any other New NGC Group Member on or after the date New NGC relocates its corporate headquarters, to:
Northrop Grumman Corporation
2980 Fairview Park Drive
Falls Church VA 22042
Attention: Vice President — Tax
Facsimile: To be provided at relevant time
with a copy (which shall not constitute notice) to:
Northrop Grumman Corporation
2980 Fairview Park Drive
Falls Church VA 22042
Attention: General Counsel
Facsimile: (703) 875-1852
     (c) if to HII or any HII Group Member (other than NGC), to:
Huntington Ingalls Industries, Inc.
4101 Washington Avenue
Newport News VA 23607
Attention: Chief Financial Officer
Facsimile: (757) 688-0350

with a copy (which shall not constitute notice) to:
Huntington Ingalls Industries, Inc.
4101 Washington Avenue
Newport News VA 23607
Attention: General Counsel
Facsimile: (757) 688-1408
     (d) if by HII to NGC, before the date New NGC relocates its corporate headquarters, to:
Titan II Inc.
c/o Northrop Grumman Corporation
1840 Century Park East
Los Angeles CA 90067-2199
Attention: Vice President — Tax
Facsimile: (310) 556-4546
with a copy (which shall not constitute notice) to:
Northrop Grumman Corporation
1840 Century Park East
Los Angeles CA 90067-2199
Attention: General Counsel
Facsimile: 310) 556-4910
     (e) if by HII to NGC, on or after the date New NGC relocates its corporate headquarters, to:
Titan II Inc.
c/o Northrop Grumman Corporation
2980 Fairview Park Drive
Falls Church VA 22042
Attention: Vice President — Tax
Facsimile: To be provided at relevant time
with a copy (which shall not constitute notice) to:
Northrop Grumman Corporation
2980 Fairview Park Drive
Falls Church VA 22042
Attention: General Counsel
Facsimile: (703) 875-1852

     (f) if by New NGC to NGC, to:
Titan II Inc.
4101 Washington Avenue
Newport News VA 23607
Attention: Chief Financial Officer
Facsimile: (757) 688-0350
with a copy (which shall not constitute notice) to:
Huntington Ingalls Industries, Inc.
4101 Washington Avenue
Newport News VA 23607
Attention: General Counsel
Facsimile: (757) 688-1408
     Section 11.15 Counterparts.
     This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.
     Section 11.16 Coordination with the Employee Matters Agreement.
     To the extent any covenants or agreements between the Parties with respect to employment Taxes are set forth in the Employee Matters Agreement, such matters shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.
     Section 11.17 Conflict or Inconsistency Between Agreements.
     In the event of any conflict or inconsistency between any provision of this Agreement and any provision of either the Separation and Distribution Agreement or any of the other Ancillary Agreements, the applicable provision of this Agreement shall prevail.
     Section 11.18 Termination of this Agreement.
     This Agreement may be terminated by NGC at any time prior to the effectiveness of the Holding Company Reorganization or by New NGC at any time at or after the effectiveness of the Holding Company Reorganization and prior to the Distribution. In the event of termination of this Agreement prior to the Distribution, no party (or any of its directors or officers) shall have any Liability or further obligation to any other party with respect to this Agreement.
[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the Parties have caused this Tax Matters Agreement to be duly executed by their duly authorized representatives as of the day and year first above written.

NEW P, INC.
By:	/s/ Mark Rabinowitz
	Name:	Mark Rabinowitz
	Title:	President & Treasurer

HUNTINGTON INGALLS INDUSTRIES, INC.
By:	/s/ C. Michael Petters
	Name:	C. Michael Petters
	Title:	President and Chief Executive Officer

NORTHROP GRUMMAN CORPORATION
By:	/s/ Mark Rabinowitz
	Name:	Mark Rabinowitz
	Title:	Corporate Vice President & Treasurer

[Signature Page to Tax Matters Agreement]